Exhibit 10.1C

Objectives for Executive Officers Under

Annual Incentive Compensation Plan for Textron Employees

•                  Achieving earnings per share performance target: 70%

•                  Achieving specified leadership initiatives, including financial goals and the achievement of certain strategic and business initiatives, including (but not limited to) six sigma, customer growth, talent development, supply chain information technology and compliance goals: 30%.

Potential multiplier based on return on invested capital (ROIC): Up to 200%

Under the Textron Annual Incentive Compensation Plan, target annual incentive payments are recommended by the Organization and Compensation Committee (the “Committee”) of the Board of Directors and approved by the full Board.  The targets for Executive Officers can range from 50% to 100% of the Executive Officer’s base salary.  The amount actually paid generally can range from zero, if the threshold level of actual performance relating to target performance objectives is not achieved, to no more than twice the target award level.